EXHIBIT 3(d)
CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
ACUITY BRANDS, INC.

Acuity Brands, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on September 26, 2007, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 26, 2007 and as further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 6, 2017 (as so amended, the “Certificate of Incorporation”).
2.This amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
3.The second paragraph of Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
Special meetings of stockholders of the Corporation may be called at any time by, but only by, the board of directors of the Corporation, or as otherwise provided in the by-laws of the Corporation, to be held at such date, time and place either within or without the State of Delaware as may be stated in the notice of the meeting.
4.The third paragraph of Article V of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
The board of directors of the Corporation is authorized to adopt, amend or repeal by-laws of the Corporation. No adoption, amendment or repeal of a by-law by action of stockholders shall be effective unless approved by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article V shall be in addition to any other vote of stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.
5.Article VII of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
The number of directors of the Corporation shall be fixed only by resolutions of the board of directors of the Corporation from time to time. Subject to any provisions relating to directors elected by the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (the “Preferred Stock Directors”), all directors shall be elected for a one-year term expiring at the next annual meeting after their election. Subject to any provisions relating to Preferred Stock Directors, directors shall remain in office until the election and qualification of their respective successors in office or until their earlier death, resignation or removal.
Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by this Certificate of Incorporation to fill) shall be filled by, and only by, a majority of the directors then in office, although less than a quorum, or by the sole director (and not by stockholders). Any director elected in accordance with

EXHIBIT 3(d)
the first sentence of this paragraph to (i) fill a newly created directorship resulting from any increase in the authorized number of directors or (ii) fill a vacancy on the board of directors of the Corporation resulting from the death, resignation or removal of any director shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until his or her successor shall be elected and qualified or until such director’s death, resignation or removal, whichever first occurs.
Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number fixed pursuant to a resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, without cause, by the holders of a majority of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.
6.Article XI of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:
No provision of Article V, Article VII, Article VIII or Article X or of this Article XI shall be amended, modified or repealed, and no provision inconsistent with any such provision shall become part of this Certificate of Incorporation, unless such matter is approved by the affirmative vote of the holders of not less than a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote on such matter, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class. Any vote of stockholders required by this Article XI shall be in addition to any other vote of the stockholders that may be required by law, this Certificate of Incorporation, the by-laws of the Corporation, any agreement with a national securities exchange or otherwise.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 7th day of January, 2021.
ACUITY BRANDS, INC.

By:	/s/ Barry R. Goldman
Name: Barry R. Goldman
Title: Senior Vice President and General Counsel